EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-108159 of Unified Western Grocers, Inc. on Form S-2 of our report dated December 8, 2003 (August 20, 2004, as to the last paragraph of Note 1 and paragraph 2 of Note 16), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company effecting a quasi-reorganization in September 2002, appearing in the Current Report on Form 8-K dated August 20, 2004 of Unified Western Grocers, Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

August 20, 2004